EXHIBIT 10.1(q)

Eyecity.com, Inc., 79 Express Street, Plainview, NY  11803
Phone:  516-822-5000   Fax:  516-822-5520

                                                               December 29, 1999

James J. Armenakis
65 Bleecker Street
New York, NY  10012

                           FINDERS AGREEMENT AMENDMENT

Dear Jim:

This will constitute and confirm our amendment to the Finders Agreement dated March 16, 1999 for James J. Armenakis (the "Armenakis") to act as a finder for Eyecity.com, Inc. (the "Company"), in accordance with the terms, provisions and conditions of the Finders Agreement.

1. Section 2 Compensation, shall be amended to have the following sentence added thereto:

      Armenakis shall have the right to have the compensation due under this Finders Agreement payable in cash and Company stock options as follows: ten (10%) percent of the funds invested on an equity basis payable in cash, and the stock options issued in accordance with this Section 2 reduced by fifty (50%) percent. This payment would be in lieu of all the compensation payable in Company stock options.

2. All other terms and conditions of the Finders Agreement remain in full force and effect.

If the foregoing is in accordance with your understanding, will you kindly signify same by signing this Finders Agreement Amendment in the space provided below.

                                          Sincerely,
Agreed and Accepted                       EYECITY.COM, INC.
as of the above date

James J. Armenakis                        Mark H. Levin
                                          President